Exhibit 99.2

Final Transcript

Conference Call Transcript

BLI - Q2 2004 Big Lots, Inc. Earnings Conference Call

Event Date/Time: Aug. 18. 2004 / 8:30AM ET
Event Duration: 38 min

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Final Transcript

BLI - Q2 2004 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Potter
Big Lots, Inc. - CEO

Joe Cooper
Big Lots, Inc. - SVP and CFO

Chuck Haubiel
Big Lots, Inc. - VP and General Counsel

CONFERENCE CALL PARTICIPANTS

Jeff Stein
Key McDonald - Analyst

Patrick McKeever
SunTrust Robinson Humphrey - Analyst

David Mann
Johnson Rice - Analyst

Eric Beder
JB Hanauer & Company - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots second quarter 2004 earnings teleconference. During the session all lines will be muted until the question and answer portion of the call. At this time I would like to introduce today’s first speaker, Mike Potter.

Mike Potter - Big Lots, Inc. - CEO

Thank you, operator, and thanks everyone for joining us for our second quarter conference call. With me today is Joe Cooper, Senior Vice President and Chief Financial Officer; Tim Johnson, Vice President-Strategic Planning and Investor Relations; as well as Chuck Haubiel, Vice President and General Counsel. I’d like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor provisions, as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements. We’d like to accomplish several things today. After some opening remarks, Joe will cover the second quarter financial results and provide some insight into the second half of 2004. Next, Chuck will give you a brief KB Toys update. After Chuck, I’ll update you on the progress we’ve made on our key business initiatives and close with some final thoughts about merchandising. Then we’ll be happy to answer any questions you have.

First, as you know, earlier this quarter Al Bell, our Vice Chairman and CAO, announced his retirement from Big Lots after 18 incredible years of service. On behalf of all of our associates and our board, we thank him extensively for his service and dedication and we wish him the very best for the future. For me personally he’s been a friend and a wonderful partner and I’ll miss his contributions and his presence at Big Lots. Now I’d like to cover a few highlights for the quarter.

This morning we reported a second quarter loss per share of $0.06. This result was at the better end of our revised guidance and compares to last year’s loss per share of $0.01 excluding a charge related to the settlement of California wage and hour litigation.

Comparable store sales for the quarter were only slightly positive at 0.2% behind a 2.3% increase in the value of the average basket and a 2.1% decrease in customer transactions. Over the last three and a half years, we’ve successfully repositioned the business to expand our customer base, and posting a rare negative since 2001 in this key financial metric was clearly disappointing.

After an encouraging start to the quarter in May, sales and customer traffic slowed abruptly in June and continued through July with the softness impacting most major categories in our store

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BLI - Q2 2004 Big Lots, Inc. Earnings Conference Call

and all regions of the country. The slow down appears to be primarily macro in nature, as most retailers in the discount sector saw a change in their sales trends during June and July. There are several different theories as to what caused the slow down ranging from gas prices and inflationary pressures, to the media focus on the threat of additional terrorist attacks, to the difficult comparisons to last year when tax rebate checks and mortgage re-financings were benefiting customers. While it’s clear to us that gas prices and inflationary pressures impact our business, we also know from media reports that consumers of a household income of less than $50,000 per year, our core customer, have the lowest consumer confidence and have yet to feel the effects of an improving economy.

Despite this challenging environment for our core customer, our basket increased 2.3% compared to last year. We continue to be encouraged by our basket improvement and the consistency of comp performance across key merchandise categories.

From a merchandising perspective, there was very little disparity in our comps, however, furniture and hardlines posted the highest comps for the quarter. Our furniture plans for square footage growth through the elimination of hanging apparel are proceeding as planned. The final sell down of hanging apparel is nearing its completion and furniture as a category will be over 90% of our closeout stores by the end of the third quarter. The assortment of furniture will vary depending upon the size of the department. Hardlines has been a very consistent category over the last several quarters. This category is typically heavily closeout and is a key focus in our ad circulars.

From a trend perspective the acceleration in home decorative and toys noted during Q1 continued into Q2. Home decor sales including table top and food prep, continued to improve in Q2 as better in stock position on basics and improving decorative items late in the quarter helped this business and the value of the average basket. Trends in toys continue to be very encouraging with a strong flow of branded closeouts helping to drive results.

Seasonal sales were in line with the company comps for the quarter. Our markdowns were timely and we exited the quarter with inventory levels in lawn and garden and summer in line with our expectation. Early fall merchandise in Christmas crafts, Halloween and Harvest has been delivered on time and stores have begun to set initial presentations.

Finally, our consumables category also comped in line with the company average against a very challenging comparison from last year. Now I’ll turn it over to Joe.

Joe Cooper - Big Lots, Inc. - SVP and CFO

Thanks, Mike. Just a reminder, my references to 2003 results will exclude the litigation charge Mike mentioned earlier. Today we reported a second quarter net loss of $7.3 million, or $0.06 per share. That’s compared to net income of $1.6 million for the second quarter of 2003, or $0.01 per share. Sales for the second quarter of 2004 were $995 million, an increase of 4.8% over the prior year. Total sales growth came from the year-over-year net addition of 65 stores as our comp sales were essentially flat. Gross margin rate for the quarter was 40.8%, that’s in line with guidance and down 50 basis points to last year. The gross margin rate decline compared to 2003 was due to two principal factors: the expected decline in IMU rate due to higher imports freight rates in the first quarter as the first quarter deliveries sold through the second quarter. The markdown rate as a percent of sales increased slightly based on flat sales comps for the quarter. Additionally the markdowns necessary to exit hanging apparel this year offset the heavily promotional summer clearance program in the second quarter of last year.

Expenses during the quarter were well managed as dollars were below plan. Flex in store payroll and distribution costs, along with favorable utility expenses, were partially offset by the impact of higher fuel prices on our transportation costs. Interest expense was $4.5 million for the quarter, right on plan. This was up $0.8 million to last year as we capitalized interest in 2003 on our Durant DC when it was under construction. The income tax rate for the quarter was on plan at 39.2%.

Turning to the balance sheet, we ended the quarter with total inventory of $878 million, up 2% per store to last year. We feel comfortable with this level of inventory and the quarter-to-quarter improvement in our inventory level made since the first quarter by our merchants and merchandise planners. Additionally, we believe the content of the inventory is appropriately mixed by major merchandise categories as we head into the third quarter. Cash equivalents at the end of the quarter were $3.8 million, down $54 million to last year, principally due to our share repurchase activity. Capital expenditures were $44.0 million for the quarter, up $4.7 million compared to the second quarter of 2003. The increased level of CapEx related to a larger number of new stores opened in the first six months this year compared to last year. Year-to-date, CapEx was $67.1 million, down $20.7 million compared to 2003 with the decline principally related to the construction of our Durant DC during 2003. Depreciation expense for the second quarter was $25.2 million, up $2.1 million compared to 2003, and the year-to-date period was $48.4 million, that’s up $3.8 million compared to last year.

During the second quarter we added a net of 21 new stores. The net of 21 stores consists of 29 new stores and 8 closed stores, of which 6 were relocations. Year-to-date, we’ve opened 39 net new stores compared to 24 net new stores last year at this time and we’re pleased with the pace at which we have been opening stores this year as we have strived to open more stores earlier this year in preparation for the fall selling season. Based on trends of the first six months and the availability of potential sites that fit our profile, we will open a net of approximately 65 stores during 2004, up

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BLI - Q2 2004 Big Lots, Inc. Earnings Conference Call

from our original plan of 60. At the end of the second quarter, we were operating 1,469 stores, including 46 free-standing furniture stores. Total selling square footage at the end of the second quarter was 30 million, up 6% to last year.

We substantially completed our store remodels for 2004 during the second quarter. For the year, we’ve remodeled a total of 63 stores and have added a closeout swing area, or CSA, to another 61 stores in the same markets. This year’s program featured a shortened clean up period and less extensive in-store changes. While it’s difficult to measure incremental sales due to the macro issues Mike spoke of earlier, customer feedback has been positive and both customer transactions and the average basket have increased since the stores’ re-grand opening. In the last four years we have remodeled over 700 stores. Combined with the new stores we’ve opened in the last six years, approximately 70% of our stores have been either opened as new or remodeled since 1999.

As you recall, in May, our board approved the first share repurchase program in the company’s history, $75 million to be funded from expected free cash flow during 2004. We were quite active with our share repurchase program in the second quarter as we completed the program by repurchasing 5.4 million shares, or approximately 5% of the shares outstanding, to end the quarter with 112.3 million shares outstanding.

Looking forward to our third quarter sales plan, our sales plan calls for a comp sales increase in the low-single digits. August comparable store sales are expected to be essentially flat and through the first two weeks results are in line with this expectation. Specifically in August, Hurricane Charley is expected to have a minimal impact on our sales results for the month. Typically in these situations we’ll notice a buildup a couple days ahead of the storm, lost sales when the storm actually hits and a slight recovery when people try to get back to their normal routine. In and around the Tampa area, we had approximately 62 stores closed all of the day or part of the day on Friday when the hurricane was at its peak. On Saturday and Sunday, approximately 20 to 25 stores were impacted. And, as of yesterday, approximately 10 to 15 stores have not reopened due to damage or lack of available electricity. At this point, we are still assessing the total impact, including damage to inventory; however, it appears we have been fortunate and the damages to our stores have been minimal with only one store reporting extensive damage.

September comparable store sales are planned to increase in the 1% to 3% range. October’s comps are expected to increase in the 2% to 4% range. There are no significant shifts in advertising circulars planned compared to last year. Based on the results of our share repurchase program, we estimate basic shares outstanding to be approximately 113 million for the third quarter. For the fourth quarter, our sales, gross margin and SG&A guidance remains unchanged. Taking into account the completion of our share repurchase program, we estimate fully diluted shares outstanding to be in the range of 114 to 115 million for the fourth quarter. For the full year, we expect fully diluted shares outstanding to be in the range of 115 to 116 million. Next, Chuck Haubiel will share with you a brief update on the status on the KB Toys bankruptcy.

Chuck Haubiel - Big Lots, Inc. - VP and General Counsel

Thanks, Joe. As you would expect, we continue to closely monitor the status of the KB Toys bankruptcy. The case appears to be proceeding on its anticipated course and we’ve not identified any new matters which would increase the company’s areas of exposure. As we’ve previously discussed in our SEC filings, KB has rejected approximately 390 leases to date. We continue to believe that we have either guarantee or indemnification obligations relating to approximately 90 of those stores leases, as well as an indemnification obligation relating to a first mortgage on KB’s Pittsfield, Massachusett s, DC. Pursuant to court rules, KB has until August 23rd to assume or reject its other real-estate leases. KB has asked for an extension of the current assumption rejection deadline until January 31, 2005. Accordingly, the timing of additional lease rejections, if any, is unclear at this time. As a reminder the company recorded a $14.3 million net of tax charge to discontinued operations in the fourth quarter of fiscal year 2003 to reflect its best estimate of its loss contingency relating to these real estate matters.

Mike Potter - Big Lots, Inc. - CEO

Thanks, Chuck. In the aggregate, our key business initiatives are tracking on plan year-to-date. Our national TV campaign, supply chain initiatives and the re-engineering of our Columbus DC are all proceeding as planned. For the past few quarters, we’ve communicated our intentions to remove hanging apparel in all of our stores and rollout furniture to the West Coast. With the final elimination of hanging apparel this month, we’ve introduced our wide span furniture program in approximately 300 stores. The majority of these stores are on the West Coast where selling square footage is at a premium. The wide span program was designed to support approximately 500 to 700 selling square feet with a limited merchandise assortment consisting primarily of RTA furniture, futons and lamps. The preparation for our Redlands furniture distribution facility is proceeding as planned and will begin shipping merchandise in September. The Redlands facility will initially support the 300 furniture departments on the West Coast and has the capacity to eventually support up to 500 furniture departments.

Moving on to distribution and transportation, operations at our new Durant, Oklahoma distribution center are going very smoothly. In fact, for July, Durant’s carton throughput was above our plan which was based on our last DC opening in Tremont, Pennsylvania in 2001. We continue to service approximately 125 stores from this facility and expect to expand this number in 2005.

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BLI - Q2 2004 Big Lots, Inc. Earnings Conference Call

On the stores side, the rollout of our UPC initiative is moving forward smoothly and on plan. We completed the rollout of UPC to frozen foods, candy bars, and selected never outs, which are some of our higher velocity categories. This month, we will complete the rollout of UPC to our chemicals and paper categories. By eliminating the individual ticketing of these items, we’re recognizing payroll savings as planned. Over 90% of our stores are now utilizing UPC for shelf price-labeling. At the end of the quarter, approximately 10% of the SKUs in our stores were UPC labeled.

Given a number of major supply chain and technological initiatives we’re undertaking this year, we’ve decided to postpone the full rollout of debit card readers to the majority of our stores until next year. For the remainder of this year we plan to test debit card readers in a limited number of stores and will continue to focus the majority of our IT resources in the areas of merchandising and supply chain.

Looking forward to the third quarter, we have several initiatives which should start to have an incrementally positive impact on our business. Furniture, as I mentioned, is now in our West Coast stores for the first time. This should be incremental to those stores in place of the less productive hanging apparel. In fact for those of you who follow our weekly ad circulars, you will see furniture featured very prominently in upcoming ads in September and October to introduce the assortment to our West Coast stores. Additionally, during the first six months of this year, we added a net of 157 furniture departments to new or existing stores, bringing our total to 1,001 full furniture departments which constitutes over 70% of our closeout stores.

Home decor trends continue to improve with our buying team in place now for the last six months. We expect trends to continue to gain momentum in the second half of the year as some of our longer lead time fashion items start to hit the stores.

Seasonal strategy and assortment changes for Halloween, Harvest and Trim will become very evident in the second half of the year. The mix changes to an assortment focused more on basics and trend merchandise and less fashion, should help the category comp better than the spring season and also provides less markdown risk, specifically in Q4.

Never out SKUs in food, housekeeping, infant, plastics and hosiery were added and the program rollout is now complete for the year. And most importantly our focus on brand name closeouts, as always, is our number one merchandising initiative, as it is our key differentiator and has always been the most important driver of our top line results.

If you allow me a moment, I’d like to take a step back and try to put a few things in perspective. Our company has spent the past three years including the first half of 2004 working on and completing an amazing amount of important initiatives to position our business for long-term success. Summarizing it as simply as I can, we’ve changed our brand, our people, our systems, our processes. We’ve opened news DCs and re-engineered our largest. We’ve remodeled over 700 stores and changed the names on over 400 of those. We’ve dramatically improved store consistency, service and presentation. We’ve greatly expanded our allocation function and built a merchandise planning function almost from scratch. We’ve re-engineered our advertising and marketing program and created a completely new in-store signing program and process. We’ve implemented UPC, never outs, new markdown tools, refined our merchandise mix and expanded successful categories like consumables, toys, furniture and home. When we look back at what we’ve done it’s been a simply amazing effort by our entire team. The reason I’m summarizing these things is that as we head into the important fall season of 2004 and as we look ahead to 2005, I take a lot of comfort in knowing that much of the heavy lifting and much of the risk taking and, to some extent, the distractions that we’ve had are behind us.

As we’ve said to you before, we’re now moving into the period of execution and, in many respects, simplicity. Our number one initiative going forward is great merchandise content and creating excitement with brand name closeouts exactly the way our mission statement indicates. Remember, closeouts are our key competitive differentiator. Closeout creates our critical pricing advantage against our competitors. Closeout is what generates our strong gross margin. Closeout is what our customers love the most and what they’re asking for. Closeouts is also what our prospective treasure hunt customers want the most. Closeouts is our brand promise and, most importantly, history has proven that we always win with great closeouts. So going forward, we expect to do the following to build upon this strength: Leveraging the merchant talent that we’ve added over the past several months and years in many of our existing categories. We’ll leverage the resources we’ve built in the merchandise planning and allocation teams in an effort to focus our buyers on what they do best, sourcing great closeout opportunities. And we’re going to continue to find new ways to expand our reach, either in categories we’ve not specialized in as well in the past, or in more unconventional closeout supply sources such as bankruptcies, liquidations or insurance claim settlements.

As our management team and board look forward, we’re energized by the fact that all of our resources and all of our associates energies can now been dedicated to do what we do best and what has always made Big Lots great, sourcing incredible deals. I do want to thank personally all of our associates for all the effort they’ve made to get us to this point. Very few companies can change as many things as we have as quickly as we have, and it’s now time to execute and drive our top line. So, while there is certainly some macro issues currently affecting many retailers right now, we still believe Big Lots is uniquely positioned and that we have strong opportunities in front of us. We should, frankly, be doing better than we have been, even given the economic trends and I believe by focusing on our most critical objective going

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Final Transcript

BLI - Q2 2004 Big Lots, Inc. Earnings Conference Call

forward and by streamlining our efforts, we’ll realize that potential. Let me now open it up for any of your questions.

QUESTION AND ANSWER

Operator

[Caller Instructions] Our first question, Jeff Stein, Key McDonald. Please go ahead.

Jeff Stein - Key McDonald - Analyst

Good morning, Mike. Just a few questions. First question is, this has been a tough environment and you guys have accomplished a tremendous amount. And I’m just wondering why is it, in your view, do you believe that, perhaps, the customer is not quite giving you the credit that you deserve for what you’ve accomplished? Because clearly you guys have done a lot and earlier this year you were outperforming your peer group, but now it seems like that gap has narrowed and you seem to be suffering from some of the same macro factors that everyone else is.

Mike Potter - Big Lots, Inc. - CEO

Yeah, I think that’s a good question, Jeff. There’s a few different ways I can answer that. First of all, I think certainly what we’re doing right now—June was our worst month. If you adjust for the circular change between May and July, July got a little bit better which is what most retailers tended to see and we’re certainly expecting the business to kind of creep back as we go through the third quarter. So nothing dramatic, but part of what we’re seeing is that I think as we transition from the end of the spring season and transition into what’s heading into the fall, I certainly feel continued comfort around continuing to get more balance out of our categories. As I think everybody remembers in the years or the quarters where we’ve done well as a comp, almost always that’s been associated with having success across all of our categories. And when we’ve struggled we’ve typically had some failures in some of our categories.

As we’re going forward, I feel a lot of confidence that between home decor and seasonal and furniture, of course with what we are doing there, that we are headed toward more balance and I think that’s important. So part of what I would say is that I think some of our struggles are due to the fact that we’re still trying to correct some of the imbalances that we’ve had and we’re starting to do that and I think that’s been showing in our basket. And I guess, secondly, even a bigger step back, the macro environments have affected everybody but it’s something that’s fairly measurable and if you look at everyone you can see how their trends have changed between Q1 and Q2 or between May and June and to be fair and to be critical of ourselves, we have fallen back but we’ve fallen back from a number that wasn’t overly impressive to begin with. I think for us any time our comps are weak, we have to look at ourselves and we generally have to look at merchandise content.

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BLI - Q2 2004 Big Lots, Inc. Earnings Conference Call

As we know today, all the things that we’re executing, we’re executing well. Our new DC is starting up great. Our stores are executing and presenting and servicing great. All of our systems are working well. We haven’t tripped over anything that we’ve done. I think overall, if our sales are sluggish, we have to look at is our content exciting, is it not exciting and are we breaking through with the customer. And, to some extent, I think we see some holes there. We’ve had an awful lot of initiatives. We’ve had an awful lot of effort. To some extent, I think we have even a tired organization and I’m excited about the fact that a lot of those things are done and that we can put a lot of energies behind what has always driven our comps.

I think, you’ve followed the company for probably 15 years or more and when we’ve done well, we’ve done well because we’ve been exciting and if we’ve lagged, we’ve lagged because of that. So I think we have to look at ourselves and that’s the one thing that I can point to that I know we can do well and I know we can continue to improve upon and I think that’s some of what has hurt us in the last quarter or so.

Jeff Stein - Key McDonald - Analyst

Okay. So a follow-up question to that, Mike. Are there any specific categories or classifications where, perhaps, you feel like you missed during the first half of the year that would not be weather related?

Mike Potter - Big Lots, Inc. - CEO

I think we’ve already probably spoke to most of them. We’ve been correcting our entire home decor category and that was primarily a people issue and we’re excited about the fact that that’s changing and that’s continuing to build and frankly we’re coming up against very weak comps in the fall in that area. And that’s a pretty big percent of our business. So that one we’re definitely righting the ship. Our consumables, for the first time, has been weaker than what we’ve typically seen. You know, for awhile in the last couple years that was a leading category for us and we’ve now anniversaried good numbers two or three years in a row. That’s been more sluggish. It’s not below company comp, but it’s certainly performing more at the company comp and the company comp is somewhat sluggish. That generally drives traffic and traffic is what everyone is struggling with today so I feel like that one is probably more macro driven than anything else.

And I guess one other thing that I’d say that I’m excited about, this time last year we were coming off of a very difficult spring, summer seasonal season. And I guess summer is a category for us, not necessarily a season. But as you know we took a lot of markdowns in our summer category, our decorative category. It was the last time that we knew in our seasonal business we had to rethink the way we were doing it. This past fall we came through our fall seasonal very clean. We did well with it. We didn’t have the big markdown liability and now what I’m pleased with is that we also came through this spring even with sluggish traffic and sluggish comps and we came through both lawn & garden and summer very clean. So I think we’ve done a lot to fix the challenges we had in the seasonal business and that’s another thing that I’m looking forward to in the fall.

I think we’ve kind of figured out the down side protection, where our risk was and how to manage markdowns better and now we need to understand how to grow those businesses in a more conservative way. So a long answer to your question, I think that we’ve looked at a lot of different categories. Balance is the key and then, of course, for us excitement and deals and crazy things and wild prices and all those kinds of descriptions are very important, both in our ads and in our front of the store.

Jeff Stein - Key McDonald - Analyst

Okay. Thanks a lot, Mike.

Operator

Our next question comes from the line of Patrick McKeever with SunTrust Robinson Humphrey. Please go ahead.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

Thanks. Good morning, everyone. On some of the home decor initiatives, Mike, that you’ve talked about and spoken kind of broadly about, without giving anything away necessarily, what should we expect to see at the store level, kind of looking at the various categories within the group?

Mike Potter - Big Lots, Inc. - CEO

Well, home decor for us is a division and it’s a little misleading. It has food prep, it has tabletop, it has stationery, it has frames and pictures, it has party supplies. So it’s actually quite a few categories for us and there’s almost a different answer for each of those and, again, a lot of this has been us building back some key talent. But I think what you’ll see, first of all, is you’re going to see more brand name closeouts across all of those. I think, late third quarter we’ll start to roll into a multiple distribution of a very large frame deal from a top tier brand that I can’t say; but you’ll see it in stores as we get into late October. It’s a high tier brand that you typically find in the better department stores and it’s a major deal and it’s going to be presented at a couple of different points in time and it’ll be a big event.

So it’s brands and it’s incredible prices and you’re going to see that more in tabletop. You are going tow see it more in food prep. You will definitely see it more in frames. We have a lot of opportunity

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BLI - Q2 2004 Big Lots, Inc. Earnings Conference Call

in the stationery category and we’re, right now, experiencing some pretty good results in back-to-school. That’s not a major business for us, but it’s something that we’re in. So I think that’s probably the biggest thing. It’s filling the gaps in the talent, having better consistent flow of product and trying to continue to focus more in each of those on brand name closeouts rather than regular continuity goods.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

And what percent of sales would all those different categories equate to roughly, Mike?

Mike Potter - Big Lots, Inc. - CEO

About 10% depending upon the time of year.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

And you said that the comparison last year for that category—or the division was— or the group of products were relatively weak, right?

Mike Potter - Big Lots, Inc. - CEO

Last fall that was hurting our comp in a fairly big way.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

Then just on the price of gasoline, we know it’s is having an effect on store traffic. How about on expenses? Is there a measurable effect on your expenses and is it something that we’ll see— if not in the quarter, is it something we’ll see later on in the year, an effect?

Mike Potter - Big Lots, Inc. - CEO

It did effect us in the quarter. We, I guess, fortunately had enough other good news or flexdown in other expenses that you really don’t see it in the total, but it was one of the few lines that hurt us for the quarter. We expect it to continue to hurt us and it’s still in our forecast and it’s, I think, fairly well understood right now.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

Okay. Thanks very much.

Operator

Your next question is from David Mann with Johnson Rice. David, your line is open.

David Mann - Johnson Rice - Analyst

Thank you. Good morning. Mike, if I can go back for the first question about the positioning of the business, I think— we’ve covered the stock for a long time and historically the business has been seen as recession resistant, perhaps as folks may trade down during these tougher times, more middle income folks. So, can you just talk a little bit about whether you still think that’s the case and whether you’re seeing any new data on, you know, the composition of your customers?

Mike Potter - Big Lots, Inc. - CEO

Yeah. First of all, I know that the general perspective is that this business is recession resistant. I’ve taken, through the last 13 years, a slightly different perspective and I think this time period is somewhat showing that. I don’t think it’s a business that gets hurt in a recession, but it doesn’t mean that we benefit from it and it doesn’t mean that we don’t have some negative impact. The fact is, our core customer today hasn’t changed that much from where that customer was five years ago or ten years ago. We hopefully have expanded upon it, but the majority of our customers are a relatively low to moderate income customer. That customer today through every survey or every indicator you could have is a customer that is struggling and you see that in related businesses. And in the short term if our customer does have whatever it is, $10 less a week in their pocket because of gas, or whatever the other inflationary concerns are; in the short term, given that we only have an $18 basket and they are generally shopping for the basics of life, there can be some impact on that.

Now I also have believed in the past and, I guess, that maybe this will bear out over a greater period of time; that if we want to turn that negative into a positive it’s also our chance to hopefully get some new customers who may decide to graduate to Big Lots from some other store because they feel a need to save more money. That always takes more time because people don’t change their shopping behavior overnight. They tend to change it over a greater period of time. So that’s my take on what happens in downturns and upturns and, generally, when you look at the business over a long period of time that’s been the case for us.

David Mann - Johnson Rice - Analyst

Okay. Thanks. In terms of the comp progression that you’re talking about in the third quarter, can you just explain a little more your thoughts on why it should improve? Especially, it sounds like you’re entering the fall cleaner than you did last year.

Mike Potter - Big Lots, Inc. - CEO

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© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

BLI - Q2 2004 Big Lots, Inc. Earnings Conference Call

Yeah, I think we are in good shape. The reason we expect the comps to improve, and it’s gradual, and the biggest thing that’s hard for us to understand is what’s going to change with the macro environment. So in our assumptions for gradual comp improvement, we’re assuming that things get no worse and that they either are stable or get slightly better. But overall, why we are taking the comps up as we go through the quarter slightly month by month, is what I mentioned before in terms of what’s happening with furniture. We know what that is worth and we know that we are, in fact we’re seeing it already, that the productivity of the 300 furniture departments is a much stronger productivity than what we had in apparel in prior years. So we know that’s a comp contributor. We also know what’s going to happen in the home decor area and I think that we feel a lot of confidence around what we’ve seen in toys so far and that continues to build as you go through the third quarter.

We have a pretty big toy event in October that we’ve done for a number of years and we’ll repeat that again and we seem to be doing very well in that category. And also, I think our seasonal plans are very solid. So as we look at it category by category, it’s fairly measurable as to what we believe will happen as a result of what is changing.

David Mann - Johnson Rice - Analyst

Thank you.

Operator

[Caller Instructions] Our next question comes from the line of Eric Beder with JB Hanauer & Company.

Eric Beder - JB Hanauer & Company - Analyst

Good morning.

Mike Potter - Big Lots, Inc. - CEO

Good morning.

Eric Beder - JB Hanauer & Company - Analyst

Do you have anecdotal evidence on how the non-core customer has done in the last two or three quarters in terms of the basket and traffic? Has the traffic held up stronger in that sector in terms of the pieces?

Mike Potter - Big Lots, Inc. - CEO

I don’t have short term enough information on that to give you any indication. We place those kinds of surveys, I’m not sure we hit that head on, but we do have some information which helps us with that. We tend to measure that more on an annual basis and I don’t have anything that tells me what’s changed in the last three or four months.

Eric Beder - JB Hanauer & Company - Analyst

In terms of the frozen foods role what is the thought process with that and how close are you to, kind of, deciding what you’re going to do in terms of putting it in the DC or some other area?

Mike Potter - Big Lots, Inc. - CEO

Frozen food right now, I guess as I’d describe it, is in a hold pattern. We have it in about 550 stores. We like the category a lot particularly on the buy side, the availability of brand names and the ability to deliver great value is very powerful. It’s still an area, though, that we need to make sure whatever store we put it in, that it provides a good return because there is more cost to that category than most other categories as a result of the capital cost of freezers as well as the electricity. We really look for to it provide a good return. So right now we’re in more of a hold. We’re continuing to analyze and understand it. We do like it a lot. It does work in those 550 stores. And, you know, I think it’s an opportunity for us, but we aren’t growing it right now.

Eric Beder - JB Hanauer & Company - Analyst

And let me just throw an extra question in there since the first one didn’t go through so well. Never out category, is that pretty much as deeply penetrated as you want to have it in the stores going forward and, if not, where do you want to put more product in that?

Mike Potter - Big Lots, Inc. - CEO

We’re done with expanding it for the fall. We didn’t actually expand it as far as we initially thought we might go. We’re going to hold with what we’re doing right now. In the spring, what we’ll do is look at all the SKUs individually, look for the turn and the penetration and make sure every SKU is a meaningful SKU, otherwise we really don’t need to carry it as a never out. And I couldn’t tell you right now whether it will grow or decline. I think it’s going to be a result of how important is it to the customer. We don’t want it to be a major part of our business, we want it as an underpinning strategy, it’s more of a defensive strategy. It’s just to solve the issue of customers having a negative experience because they don’t find some of the basics of life. So it’s important. It’s important that we execute it well but it’s not our most important merchandising initiative.

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© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

BLI - Q2 2004 Big Lots, Inc. Earnings Conference Call

Eric Beder - JB Hanauer & Company - Analyst

Great. Thank you.

Operator

At this time we have no further questions.

Mike Potter - Big Lots, Inc. - CEO

Okay. That’s great. I appreciate everybody’s attendance and we will speak with you again in our third quarter conference call. Thank you.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dial 1-800-207-7077 and entering pin number 4004. Again that phone number is 1-800-207-7077, pin number 4004. Ladies and gentlemen, this concludes today’s presentation. Thank you for participating. You may now disconnect.

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© 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.